December 6, 2024

Mr. Jeffrey Braun

Dear Jeff:

I am pleased to inform you that Allegion’s Board of Directors approved your transition into the role of Senior Vice President – General Counsel and Secretary, effective November 1, 2024 (the “Effective Date”) until your retirement which is anticipated to commence June 30, 2025. As of the Effective Date, you will be considered a Section 16 Officer or executive officer of Allegion. You will continue to report to me and your assigned work location will be Michigan Remote.
The compensation, benefits, and other aspects of your role are outlined below:

1.Your base salary will remain at an annual rate of $505,000, which will be paid biweekly, through March 31, 2025. Effective April 1, 2025, your annual rate will increase to $525,000, which will continue to be paid biweekly.

2.You will remain eligible to participate in the Allegion Corporate - Annual Incentive Plan (“AIP”) at 60% of your base salary through December 31, 2024. The actual award that you may receive can range from 0% to 200% of the targeted amount depending upon your performance and the performance of Allegion.

3.Effective January 1, 2025, in lieu of participation in the Allegion Corporate - Annual Incentive Plan (“AIP”) and annual long-term incentive (LTI) program, you will receive a monthly cash payment of $97,083.

4.You will be eligible to receive a cash payment of $525,000 payable in two equal installments - $262,500 in January 2025 and $262,500 at the end of your service.

5.You will continue to be eligible to participate in all applicable benefit programs offered to Allegion salaried employees in accordance with the terms and conditions of those programs including qualified and non-qualified 401k plans for employees in the United States.

6.You will continue to be eligible for unlimited Paid Time Off (PTO) per our policy.

7.As an Officer of Allegion, you will continue to be eligible to participate in the following programs:

a.Financial Counseling: You will be eligible for reimbursement of tax, estate, and financial planning services in an amount not to exceed $12,000 annually for years 2024, 2025 and 2026.

b.Executive Health Program: You will be eligible to participate in the executive healthcare reimbursement program in an amount not to exceed $2,000, annually, and while employed.

c.Change-in-Control: The Compensation and Human Capital Committee of the Board of Directors has approved your continued participation in the Allegion Change in Control Plan (“CIC Plan”). In addition to other certain benefits, more fully set forth within the CIC Plan, the CIC Plan generally provides severance payment and enhanced coverage under certain benefit plans in the event of a loss of employment due to a Covered Termination (as defined within and in accordance with the CIC Plan). Your severance payment under the CIC Plan will continue to be equal to 2.0 times your base salary plus your annual incentive target. You have already separately been provided with and have already accepted the CIC Plan.

8.You will be required to comply with the Allegion executive stock ownership requirements, effective November 1, 2024. Based on your role in Allegion, you are restricted from transactions involving Allegion securities (for example, exercising options or buying or selling ordinary shares or debt securities on the open market) except during designated window periods. You are also required to obtain pre-clearance prior to transacting in any Allegion shares/securities. Furthermore, you will be required to comply with the Allegion executive stock ownership requirements, which is two (2) times your annual base salary ($1,010,000 increasing to $1,050,000 April 1, 2025) for your role. You will have 5 years to reach this ownership level.

Please understand that this letter does not constitute a contract of employment for any specific period of time but will create an “employment at-will” relationship. This means that the employment relationship may be terminated with or without cause and with or without notice at any time by you or Allegion. Allegion reserves the right to modify or amend the terms of your employment at any time for any reason. This document does not create an express or implied contract of employment.

Jeff, we appreciate your willingness to serve in this role and believe that you will continue to make a significant contribution to Allegion. We look forward to receiving your acceptance.

Sincerely,

/s/ John Stone

John Stone
President and Chief Executive Officer

cc: Jennifer Hawes

CANDIDATE ACCEPTANCE

I accept your offer of employment with Allegion as Senior Vice President – General Counsel & Secretary and agree to the conditions in the offer letter.

/s/ Jeffrey Braun                December 6, 2024
Jeffrey Braun                     Date